Exhibit 10.8

June 5, 2002

Lamar Potts

15400 Winchester Blvd. #56

Los Gatos, CA 85030

Dear Lamar:

It is my pleasure to offer you the position of Vice President, Sales for PalmSource, a wholly owned subsidiary of Palm, Inc., reporting directly to me.

Your starting salary will be $225,000.00 per year, payable semi-monthly. Your total annual On Target Earnings (OTE) is targeted at $345,000. This OTE is composed of: base salary, PalmSource’s discretionary bonus plan with a target of 20% of your base salary and a special sales-based incentive with a target of 33% of your base salary. The PalmSource discretionary bonus plan offers the opportunity to earn a bonus with a target amount of 20% of base salary; actual payments being based on various factors, including company and individual performance. Your individual performance targets for the sales-based incentive will be established by mutual agreement within two months of the commencement of your employment and will be payable on a quarterly basis if the targets are achieved.

You will also receive a sign-on bonus totaling $25,000.00, less applicable taxes. This special, one time bonus is paid with the first regular payroll following 30 days of your employment. By signing this letter below, you agree to repay the full amount of the sign-on bonus you have received if you voluntarily leave PalmSource within one year of your employment commencement date.

Upon receipt of the required approval by PalmSource’s Board of Directors, you will receive an option to purchase 110,000 shares of PalmSource stock. This grant provides for four year vesting, 25% after the first year and monthly vesting thereafter. Vesting will begin effective with your start date. Such grant shall be made within 45 days of your employment commencement date. Terms of the Plan are described in the 2001 Stock Plan, Stock Option Agreement and the 2001 Stock Plan.

In addition, you will be eligible to receive a stock option grant of 25,000 Palm shares priced at the closing stock price on the Friday following your start date, or if the stock market is closed on this date, the closing stock price on the last trading day prior to Friday. This grant is subject to approval by the Palm Board of Directors. The plan provides four year vesting, 25% after the first year and a monthly vesting thereafter. Vesting will begin effective with your start date.

PalmSource offers a competitive complement of benefits, which currently includes medical, dental, vision and life coverages, an Employee Stock Purchase Program (ESPP), 401K Plan, as well as 28 days of combined time off and holidays, and other benefits as established by PalmSource (including a sabbatical program).

This offer of employment and your continued employment with Palm are expressly contingent upon PalmSource receiving the following:

•	Acceptable results from a background investigation. Any falsification of employment history or educational background may result in withdrawal of the offer and and/or termination of employment.

•	Signed copies of the Palm (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Palm’s Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with PalmSource.

•	Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

If your position requires exposure or access to export controlled or classified data, this offer is also contingent upon successful acquisition of any necessary licenses or security clearances. If a license is granted, then you must agree to abide by all conditions of any restrictions or riders to the license approval.

The terms and conditions of your proposed employment with PalmSource in this letter supersede any contrary verbal representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with PalmSource is voluntary and at-will. This means that you are free to resign at any time. Similarly, PalmSource is free to terminate your employment relationship, with or without Cause or notice, at any time. Exceptions to this employment-at-will policy may be made only by a written agreement signed by PalmSource’s Board of Directors.

This offer of employment is open for a period of 5 working days from the date of this letter. Within this time period, I would appreciate your confirming your acceptance by signing on the space provided and returning this letter to me, indicating your proposed start date.

Let me close by reaffirming our belief that the skill and background you bring to Palm and PalmSource, Inc. will be instrumental to the future success of the Company. I look forward to working with you very soon.

Sincerely,

/s/ DAVID NAGEL
David Nagel President and CEO PalmSource, Inc.

I accept the offer of employment at PalmSource, Inc. based on the terms described in this offer letter. I propose a start date of                     .

/s/ LAMAR POTTS	June 7, 2002
Signature	Date